Exhibit 4.5.36

PLEDGE AGREEMENT OVER SHARES

21 December 2005

BETWEEN

HERTZ HOLDINGS SOUTH EUROPE S.R.L.

as Pledgor

and

BNP PARIBAS S.A.

as Security Agent and Pledgee

UGHI E NUNZIANTE

VIA XX SETTEMBRE 1

00187 ROMA

EXECUTION COPY

CONTENTS

1.	DEFINITION AND INTERPRETATION	pag. 4

2.	PLEDGE OF SHARES	pag. 6

3.	ENFORCEMENT	pag. 7

4.	EFFICACY AND DURATION OF THE PLEDGE	pag. 8

5.	RELEASE OF THE PLEDGE	pag. 9

6.	FURTHER ASSURANCE	pag. 10

7.	COVENANTS	pag. 10

8.	REPRESENTATIONS AND WARRANTIES	pag. 12

9.	VOTING RIGHTS	pag. 13

10.	DIVIDEND RIGHTS	pag. 13

11.	NOTICES	pag. 13

12.	MISCELLANEOUS	pag. 14

13.	SUCCESSORS AND ASSIGNEES	pag. 15

14.	EXPENSES AND TAXES	pag. 15

15.	APPLICABLE LAW – CHOICE OF FORUM	pag. 15

PLEDGE AGREEMENT OVER SHARES

BETWEEN

Hertz Holdings South Europe S.r.l., a company incorporated under the laws of Italy, whose registered office is located at Viale Leonardo da Vinci 421, 00145 Rome, Italy, registered with the Register of Companies of Rome under no. 05586261009, represented by Mr.                                                                         , duly empowered to execute the present agreement by virtue of special power of attorney issued on 19 December 2005 for the purpose of this Agreement (the “Pledgor”)

AND

BNP Paribas, a bank incorporated under the laws of France, with registered office at 16, boulevard des Italiens, 75009 Paris, having a corporate capital of Euro 1,757,231,208, registered with the Register of Companies under SIREN no. 662 042 449, as Security Agent in the name and on behalf of the Banks (as hereinafter defined) pursuant to the Intercreditor Deed, represented by                                            , duly empowered as attorney to execute this Agreement (the “Pledgee”)

The Pledgor and the Pledgee are hereinafter each referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS

(A)          Pursuant to a senior bridge facilities agreement dated 21 December 2005 made, inter alia, among Hertz International Ltd, the Original Borrowers (as defined in the senior bridge facilities agreement), BNP Paribas, The Royal Bank of Scotland plc, and Calyon (the “Facility Agreement”), the Banks will make available certain facilities to the Company;

(B)          under the terms of the Facility Agreement, the Pledgor has undertaken to grant as security for the Secured Liabilities (as defined below), a pledge over the Pledged Shares (as hereinafter defined) for the benefit of the Pledgee (the “Pledge”);

(D)          The Pledgor is the registered owner of no. 1,635,000 ordinary shares with a nominal value of Euro 1 each, (the “Shares”) representing 100% of the equity capital of Hertz Italiana S.p.A., a company incorporated under the laws of Italy, with registered office in Viale Leonardo da Vinci 421, 00145 Rome, Italy, registered in the Register of Enterprises of Rome under No. 00433120581 (the “Company”) (hereinafter, the Shares together with any shares of the Company which the Pledgor may acquire in the future by means of the exercise of any option rights deriving from any capital increases resolved by the Company, the “Pledged Shares”).

IN LIGHT OF THE FOREGOING, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.            DEFINITION AND INTERPRETATION

1.1           For the purposes of this Agreement and without prejudice to cases where the context allows for a different interpretation, the terms and expressions hereinafter shall be interpreted as follows:

“Agreement” means this pledge agreement over the Pledged Shares;

“Banks” has the meaning ascribed to it in the Facility Agreement;

“Borrower” has the meaning ascribed to it in the Facility Agreement;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris, Rome and Milan, which is also a TARGET Day;

“Civil Code” means the Italian civil code approved by the Italian Royal Decree No. 262 of 16th March, 1942, as from time to time amended and supplemented;

“Encumbrance” has the meaning given to that term in the Facility Agreement;

“Enforcement Event” means the occurrence of an Event of Default which is continuing and has not been waived under the Facility Agreement and which has resulted in the Security Agent serving notice under clause 23.17(a) (Acceleration and Cancellation) of the Facility Agreement in connection with the Secured Liabilities or any of them

“Event of Default” has the meaning ascribed to it in the Facility Agreement;

“Finance Documents” has the meaning ascribed to it in the Facility Agreement;

“Guarantor” has the meaning ascribed to it in the Facility Agreement;

“Insolvency Law” means the Italian Royal Decree No. 267 of 16th March, 1942, as from time to time amended and supplemented;

“Intercreditor Deed” has the meaning ascribed to it in the Facility Agreement;

“Legal Opinions” has the meaning given to that term in the Facility Agreement;

“Parent” means Hertz International Ltd, a corporation incorporated under the laws of the State of Delaware, having (as of the date hereof) its registered office at 225 Brae Boulevard, Park Ridge, New Jersey, 07657;

“Permitted Encumbrance” has the meaning given to that term in the Facility Agreement;

“Permitted Disposal” has the meaning given to that term in the Facility Agreement;

“Secured Claims” means the claims (diritti di credito) of the Secured Creditors in respect of the Secured Liabilities;

“Secured Creditors” means any of the Banks;

“Secured Liabilities” means:

(a)   all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Company to the Banks (or any of them) under the Finance Documents (or any of them); and

(b)   all present and future contingent obligations and liabilites of the Company in case of claw-back (revocatoria) or ineffectiveness (inefficacia), pursuant to article 65 or article 67 of the Insolvency Law (or any other provision of Italian law or any other applicable law), of any payment made by the Company or any other person to discharge any of the obligations referred to above, which are excluded from the contingent liabilities under letter (a) above.

“Security Period” means the period beginning on the date hereof and ending on the first anniversary of the full and unconditional discharge of the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities; provided that if in the meantime the Pledgor or any third party who has made payments discharging the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities on behalf of the Pledgor is adjudicated bankrupt or submitted to any insolvency proceedings which may trigger the applicability of article 65 or article 67 of the Insolvency Law (or any similar provision under any applicable law), such term shall be extended until no revocatory action can be exercised;

“Share Certificate” means the share certificate no. 27 representing the Shares;

“Term” has the meaning given to the term in the Facility Agreement

“Transfer Certificate” has the meaning given to that term in the Facility Agreement.

1.2           The recital forms an integral part of this Agreement.

1.3           Terms not otherwise defined herein shall have the same meaning ascribed to them in the Facility Agreement.

1.4           The words and expressions beginning with a capital letter, used either in the singular or in the plural form, shall have, for the purposes of this Agreement, the meaning which they have been attributed under the Facility Agreement, unless otherwise defined in this Agreement.

1.5           References to a document shall mean such document, as modified, replaced by novation or complemented.

1.6           If an amount paid by the Company or any person on behalf of the Company or otherwise to discharge any of the Secured Liabilities has been avoided or otherwise set aside on the liquidation or administration of the Company or any such person or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of the Pledge.

2      PLEDGE OF SHARES.

2.1           Pursuant to the terms of this Agreement, the Pledgor, as security for the fulfilment of the Secured Liabilities, hereby pledges the Pledged Shares to the Pledgee, in accordance with Legislative Decree no. 170/2004.

2.2           If one or more of the Secured Liabilities is declared invalid or unenforceable for whatever reason, or if the Pledge cannot or can no longer secure, for whatever reason, one or more of such liabilities, this shall not prejudice the validity and the enforceability of the Pledge, which shall continue to secure the full, unconditional and irrevocable performance of all other such liabilities.

2.3           This Pledge covers all rights, present or future, which are or shall be attached to the Pledged Shares such as any rights upon liquidation of the Company or upon any distribution resulting from a reduction of capital of the Company, except as otherwise provided therein.

2.4           The Pledgor agrees that any securities that may be issued in exchange for, in replacement of or in complement of the Pledged Shares shall be equally and automatically subject to this Pledge and undertakes to perfect the extension of the Pledge thereon pursuant to the provisions below.

2.5           On the day of the execution of this Agreement, the Pledgor shall deliver to the Pledgee or to any delegate, agent or person appointed by the Pledgee:

(i)            the Share Certificate with the annotation of pledge signed by a director of the Company;

(ii)           a copy  of the page of the Shareholders’ Book of the Company containing the entry of the Pledge. Such entry shall contain the following wording “In virtù del contratto di pegno stipulato in data 21 dicembre 2005, il socio di codesta Società, ha costituito in pegno n. 1.635.000 azioni, ciascuna del valore nominale di Euro 1, rappresentanti l’intero capitale sociale della Società, a favore di BNP Paribas quale Security Agent delle Banche, come definito nel predetto contratto di pegno. Il diritto di voto e il diritto ai dividendi spetta al costituente o al Security Agent in conformità a quanto previsto dagli articoli 9 e 10 del contratto di pegno “.

2.6           As soon as reasonably possible and, in any case, not later than 15 (fifteen) Business Days from the execution of this Agreement, the Pledgor shall deliver to the Security Agent a notarial excerpt of the Shareholders’ Book of the Company evidencing the entry of the Pledge.

2.7           The Parties agree that the share certificates representing the Pledged Shares will be kept in custody pursuant to article 2786 of the Civil Code by Banca di Roma, Agenzia 42, Piazza Marconi 42, in Rome.

3.             ENFORCEMENT.

3.1           Should an Enforcement Event have occurred, the Pledgee shall be entitled to exercise all rights and actions provided for by the law and, particularly, by article 4 of the legislative decree no. 170/2004, it being understood that, for the purpose of article 4.1, lett. b) of the legislative decree no. 170/2004, the value of the Pledged Shares will be considered as equal to their face value.

3.2           The Pledgee shall be entitled to all rights and privileges pertaining to the Pledged Shares, included those to which the Pledgee would be entitled according to Italian law with respect to the proceeds of their sale, if such sale takes place under the conditions herein provided.

3.3           The Security Agent will receive the relevant proceeds and distribute them in accordance with the provisions set forth in the Intercreditor Agreement.

4.             EFFICACY AND DURATION OF THE PLEDGE.

4.1           Pursuant to article 1232 of the Civil Code, the Parties hereby expressly agree that the Pledge shall remain in full force and effect in the case of novazione oggettiva of one or more Secured Liabilities.

4.2           Pursuant to article 1275 of the Civil Code, the Pledgor hereby expressly and irrevocably consents to the continuation of the Pledge in the event of novazione soggettiva of one or more Secured Liabilities.

4.3           The Parties expressly agree and acknowledge that, for the purposes of the Pledge, any transfer, in whole or in part, of the Facility Agreement (including without limitation any transfer by way of English law novation), and any assignment, in whole or in part, of one or more Secured Claims, including without limitation any assignment carried out under clause 36 (Assignments and Transfers) of the Facility Agreement, are and shall be considered as being, respectively, cases of “cessione del contratto” and “cessione del credito”, and therefore they shall never entail a “novazione oggettiva” of, or have an “effetto novativo” on, the Secured Liabilities or the Pledge.

4.4           Without prejudice to the provisions of paragraphs 4.1, 4.2 and 4.3 above, in any case of:

(i)            “novazione oggettiva” of one or more Secured Liabilities;

(ii)           “novazione soggettiva” of one or more Secured Liabilities;

(iii)          transfer, in whole or in part, of the Facility Agreement, including without limitation any transfer by way of English law novation;

(iv)          any assignment, in whole or in part, of one or more Secured Claims, including without limitation any assignment carried out under clause 36 (Assignment and Transfers) of the Facility Agreement; or

(v)           one or more changes, of whatever nature and for whatever reason, in one or more terms of any of the Facility Agreement or in one or more terms of any of the Secured Liabilities,

at the reasonable request of the Pledgee and in the manner and at the time specified by the latter, the Pledgor and/or the Company as the case may be, at its own expenses, shall execute any deed, agreement, document, act or certificate and take all the steps which are necessary or appropriate, at the Pledgee’s discretion, to maintain the Pledge; it being understood that should the request of the Security Agent arise from circumstances not attributable to the Company no expenses shall be borne by the Company or by the Parent.

4.5           To the extent explicitly permitted under the Facility Agreement and pursuant to article 1407, first paragraph, of the Civil Code, each of the Parties hereby provides its explicit and irrevocable consent to the transfer (cessione), in whole or in part, by any Secured Creditor, as the case may be, of its contractual position as a secured creditor (creditore garantito) under this Agreement in favour of any person executing a Transfer Certificate with any other Secured Creditor, as the case may be.

4.6.          This Agreement shall be effective as of the date of its execution and until the expiration of the Security Period.

5.             RELEASE OF THE PLEDGE.

5.1           The Pledgee shall cancel this Pledge and release the Pledged Shares, at the Pledgor’s expenses, at the end of the Security Period.

5.2           Notwithstanding anything to the contrary contained in the Finance Documents, the Security Agent shall release the Pledge, at the request and at the cost and expense of the Parent, upon occurrence of any of the following events:

(a)    the Secured Liabilities being discharged in full and none of the Secured Creditors being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Company or any other person under any of the Finance Documents, or

(b)   the Company ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Facility Agreement, or

(c)   in compliance with point 10.2 of Schedule 20 of the Facility Agreement, in connection with (a) any Permitted Disposal (as defined in the Facility Agreement) of the Pledged Shares, (b) any sale or other disposition of the Pledged Shares otherwise permitted by the Facility Agreement or in the Intercreditor Deed, (c) any sale or other disposition of the Pledged Shares where the Security Agent has consented to the disposal pursuant to the Facility Agreement or in the Intercreditor Deed  Take-Out Financing (as defined in the Facility Agreement), (d) any sale or any other disposition of the Pledged Shares pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facility Agreement or in the Intercreditor Deed to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation Take-Out Financing or sale and leaseback take place, or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrance in the Facility Agreement and the Security Agent shall procure the reassignment to the Company  of the assets assigned to the Security Agent pursuant to the Facility Agreement or in the Intercreditor Deed the, provided that, to the extent that the disposal of the Pledged Shares is a Permitted Disposal or a sale or disposition otherwise permitted by the Facility Agreement or in the Intercreditor Deed, the Pledged Shares shall be declared to be automatically released from the Pledge, with effect from the day of such disposal and the Security Agent shall each do all such acts which are reasonably requested by the Parent in order to release the Pledged Shares.

5.3           Notwithstanding anything to the contrary in the Finance Documents, in the event the Secured Liabilities described under paragraph (a) of the definition of Secured Liabilities are fully discharged, the Security Agent shall, at the request and cost of the Parent, release and cancel the Pledge, upon delivery to the Security Agent by the Company of the following documents:

(i)            copies of the last annual accounts duly approved by the Company, which evidence the integrity of the corporate capital and the absence of any losses at the end of the relevant financial year;

(ii)           certificate from the Companies Registry concerning the Company issued from less than two weeks prior to the date on with the conditions under this clause 5.3 are met, evidencing that the Company is not subject to any insolvency procedure (procedura concorsuale);

(iv)          certificate issued by the Tribunal of the place in which the Company has its registered office, evidencing that no attachment procedure for an aggregate amount higher than Euro 1,000,000 (one million) is pending against any of the properties of the Company;

unless the Security Agent provides the Parent with documentary evidence that the Company is insolvent within 15 (fifteen) Business Days from the Parent’s request of release. Upon request of the Security Agent, the Company shall promptly deliver to the Security Agent all reasonable documents concerning its financial situation and pending litigations.

6.             FURTHER ASSURANCE.

6.1           The Pledgor shall at any time, if and when required by the Pledgee, execute such further security documents in favour of the Pledgee as the Pledgee shall from time to time require over all or any of the Pledged Shares and all rights relating thereto both present and future (including any bonus or substituted securities) as the Pledgee may from time to time require for perfecting its title to the same or for vesting or enabling it to vest the same in itself or its nominees or in any purchaser as the Pledgee deems necessary or reasonable to secure the Secured Liabilities or to facilitate the realisation of the Pledged Shares or the exercise of the powers conferred on the Pledgee; the costs related to such further security documents shall be borne in accordance with the provisions of the Facility Agreement.

7.            COVENANTS.

7.1           The Pledgor, pursuant to this Agreement, undertakes the following obligations:

(a)           except as may be permitted under any Finance Documents, upon prior written consent of the Pledgee, not to create any other Encumbrance in respect of the Pledged Shares and not to permit the existence of any such pledge, lien, usufruct, or third party right other than any Permitted Encumbrance;

(b)           not to assign, transfer, or in any other way dispose of or allow or to consent the assignment, transfer or disposal of the Pledged Shares, or any rights attached thereto in favour of a party other than the Pledgee without the latter’s previous written consent other than any Permitted Disposal;

(c)           in addition to the obligation set forth under article 6, to take any resolution or sign any document or deed required or that may be reasonably required by the Pledgee in order to provide evidence, or to enforce, guarantee the enforcement of or obtain the enforcement of the pledge or for other purposes required by this Agreement;

(d)           to take such steps as are reasonably necessary to oppose any claim or executory seizure made on the Pledge Shares;

(e)           to give promptly and not later than 2 (two) Business Days to the Pledgee copy of any notice or communication received in relation to the Pledged Shares, included the notices calling the shareholders meetings of the Company;

(f)            not to execute or adopt any decision or resolution, including those adopted by the Shareholders’ meeting, that could,  materially diminish its assets, without the prior written consent of the Pledgee, unless permitted under the Facility Agreement;

(g)           not to execute any agreement that could violate or contravene any provision contained under this Agreement, unless permitted under the Facility Agreement;

(h)           unless an Enforcement Event has occurred, to receive dividends and exercise voting rights provided that the Pledgor shall not exercise such voting rights in any manner, or otherwise permit or agree to any (x) variation of the rights attaching to or conferred by any of the Pledged Shares or (y) increase in the issued share capital of the Company, which, in either case and in the reasonable opinion of the Security Agent, would prejudice the ability of the Security Agent or the Finance Parties to realise the security created by the Pledge or (z) cause an Enforcement Event to occur; and after the Pledge has been enforced, to allow that the voting and dividend receipt rights may be exercised by the Security Agent; and

(i)            to amend the by-laws (statuto) of the Company  in order to remove any restriction on the transfer or the registration of the transfer of the Pledged Shares on enforcement of the Pledge granted over them within 30 (thirty) Business Days.

8.            REPRESENTATIONS AND WARRANTIES.

8.1           In addition to and without prejudice to what is guaranteed by the Pledgor in the Facility Agreement, the Pledgor hereby represents and warrants to the Pledgee that as of the date of execution of the present Agreement:

(a)           it has full and valid title to the Pledged Shares, which have been validly issued and registered and are fully paid-in;

(b)          it has the power and authority to execute this Agreement and create the Pledge under this Agreement in respect of the Pledged Shares, subject to any reservations made in the Legal Opinions;

(c)           it has taken all necessary action to authorise its entry into this Agreement and the performance of its obligations under this Agreement;

(d)          the execution of this Agreement as well as the performance of the obligations arising hereunder for the Pledgor will not contravene the corporate interest of the Pledgor;

(e)           the execution and the performance of this Agreement does not require any authorisation, opinion, licence, registration or consent of any public authority;

(f)           the execution of this Agreement, as well as the execution of the obligations arising hereunder for the Pledgor, is not contrary to any provision contained in its By-laws or in any agreement to which the Pledgor is bound, nor to any applicable laws or regulations, judgments or administrative injunctions;

(g)          with the exception of the Pledge, the Shares are free and clear from any Encumbrance or other right of third person other than any Permitted Encumbrance;

(h)          no claims or proceedings are pending or, to the knowledge of the Pledgor, threatened before any court or arbitration panel, in Italy or abroad, which may affect the Pledge.

All representations and warranties of the Pledgor under this Clause shall be deemed to be repeated by the Pledgor on the first day of each Term, each date on which an advance is or is to be made to the Company.

9.            VOTING RIGHTS.

9.1           The Pledgor shall maintain the voting rights attached to the Pledged Shares until the occurrence of an Enforcement Event, in compliance with article 7 (h) of this Agreement.

9.2           In the event the Pledgee informs in writing the Pledgor and the Company of the occurrence of an Event of Default, the Pledgor shall not exercise the voting rights attached to the Pledged Shares and the Pledgee shall have the right, but not be obliged, to convene, attend and vote, in agreement with the Pledgor, in the ordinary and extraordinary shareholders’ meeting of the Company with a view to securing its interest relating to the Secured Liabilities, provided that the protection of the interest of the Company is by any means secured.

10.          DIVIDEND RIGHTS.

10.1         Any pecuniary benefit on the Pledged Shares shall be paid to the Pledgor until the occurrence of an Enforcement Event.

11.          NOTICES.

11.1         Unless differently agreed by the Parties, all notices and other communications made to the parties pursuant to this Agreement or other document related to the latter shall be made in writing and sent to the interested Party by fax or letter, to the address indicated below or to any other address which will be communicated by either Party in writing to the other at a later date, pursuant to the present section. Notices shall be effective from the date on which they are received.

If sent to the Pledgor: Hertz Holdings South Europe S.r.l. Viale Leonardo da Vinci 421 00145 Rome	If sent to the Pledgee BNP PARIBAS S.A. 3 Rue d’Antin Attention: Violaine Delaunay Tel: 00 33 1 42 98 97 25

Attn. The Board of Directors Tel. +39 06 542941 Fax. +39 06 5415226	Fax: 00 33 1 42 98 69 19
With copies to: Bonelli Erede Pappalardo LLP St. Olave’s House 9a Ironmonger Lane
EC2V 8EY London Attn. Avv. R. Sallustio Tel +44 2077763488 Fax. +44 2077763468

If sent to the Company:

Hertz Italiana S.p.A.

Viale Leonardo da Vinci 421

00145 Rome

Attn. The Board of Directors

Tel. +39 06 542941

Fax. +39 06 5415226

With copies to:

Bonelli Erede Pappalardo LLP

St. Olave’s House

9a Ironmonger Lane

EC2V 8EY London

Attn. Avv. R. Sallustio

Tel +44 2077763488

Fax. +44 2077763468

11.2         For the purposes of this Agreement and of the rights hereby assigned, the Parties choose as their exclusive domicile the address indicated in Clause 11.1.

12.          MISCELLANEOUS.

12.1.        The Parties agree that this Agreement does not cause any prejudice nor limitation and shall not cause any prejudice nor limitation in any way to the rights and actions to which the Pledgee is entitled by virtue of existing or future relationships between the Parties.

12.2.        No omission or delay by the Pledgee in exercising its rights, actions or options under this Agreement shall be construed as a waiver of the same. The partial exercise of any right by the Pledgee shall not constitute an obstacle to the future exercise of such right, action or option.

12.3.        In the event that any one of the provisions of this Agreement should be contrary to law or invalid or ineffective or should become so, such provision shall in no way affect the validity or efficacy of all other provisions of this Agreement, which shall remain valid and effective.

12.4.        The Pledgee shall not be liable towards the Pledgor or its successors or assignees for any delay or failure in exercising its rights under this Agreement nor shall be bound to fulfil the undertakings or obligations assumed by the Pledgor pursuant to the Pledge, or to take any action in order to recover any credit.

12.5         Any modification to this Agreement shall be made in writing and expressly agreed by the Parties.

12.6         The Pledge created under this Agreement is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Security Agent, or any other rights of the Banks in relation to, any of the Secured Liabilities. The Security Agent’s rights under this Agreement are in addition to and not exclusive of those provided by law.

13.          SUCCESSORS AND ASSIGNEES.

13.1         All terms, conditions, promises, representations and warranties, obligations of the Pledgor pursuant to this Agreement shall be binding upon its successors, transferees and assignees at the same terms and conditions. It is agreed that the Pledgor may not assign its rights or delegate its obligations under this Agreement without the previous written consent of the Pledgee.

14.          EXPENSES AND TAXES.

Taxes, expenses and costs relating to this Agreement shall be borne by the Parent according to the relevant provisions of the Facility Agreement.

15.          APPLICABLE LAW - CHOICE OF FORUM.

15.1         This Agreement and any document to be issued pursuant to this Agreement shall be governed by Italian law.

15.2         The Pledgor agrees that any dispute which may arise out of this Agreement, relating to its validity, performance or construction, shall be submitted to the Court of Milan. However, this Agreement shall not limit the right of the Agent to bring proceedings against the Pledgor in connection with this Agreement in any other Italian courts of competent jurisdiction.

Hertz Holdings South Europe S.r.l. in its capacity as Pledgor Represented by	BNP PARIBAS S.A. in its capacity as Agent Represented by
Authorized Signatory	Cyrille Javaux
in his capacity as attorney-in-fact

/s/ Authorized Signatory	/s/ Cyrille Javaux